Exhibit 99.1

Orion Energy Systems and J.P. Morgan Chase Complete a $10 Million OTA Financing Facility

MANITOWOC, Wis. — September 30, 2011 (BUSINESS WIRE) — Orion Energy Systems Inc. (NYSE Amex: OESX), a leading power technology enterprise that designs, manufacturers and deploys energy management solutions for the commercial and industrial sectors, announced today that it has completed a $10 million credit agreement with J.P. Morgan Chase Bank, N.A. (Chase) for the purpose of financing Orion’s Throughput Agreement (OTA) projects.

The credit agreement provides Orion with $5 million of immediately available funding and up to a potential additional $5 million of funding upon Orion’s achievement of certain financial targets. The funding commitment expires September 30, 2012. The financing provides funding to support Orion’s equipment purchases underlying specific OTA contracts involving the installation of Orion’s energy management systems. This OTA-related debt financing is the fourth separate OTA-related debt agreement that Orion has completed over the preceding 12 months, with total potential availability of up to $10 million. Approximately $1.8 million of the facility has been utilized by Orion to date to help fund the ongoing growth of its OTA program.

Scott Jensen, Chief Financial Officer of Orion commented, “Chase has been a terrific financial partner for Orion and we are pleased that we have been able to secure this funding to help support our growing OTA program. Over the last two years, we have completed over $25 million of OTA contracts with our customers. Chase’s commitment allows us to continue to support and promote revenue growth through the use of our OTA contracts.”

Neal Verfuerth, Chief Executive Officer of Orion also said, “This agreement is further validation of my previous comments that financed energy efficiency projects continue to gain interest and momentum in the marketplace. The combination of a quick return on investment for our customers, a competitive cost of capital and a solid return for our financing partner’s investment makes the Orion technology offered through our OTAs a winning proposition for everyone involved.”

About Orion Energy Systems

Orion Energy Systems, Inc. (NYSE Amex: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems — consisting primarily of high-performance, energy-efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers — without compromising their quantity or quality of light. For more information, visit www.oesx.com.

Investor Relations Contact

Scott Jensen, CPA

Chief Financial Officer

(920) 892-5454

sjensen@oesx.com